Exhibit 1.2

BLACK CREEK INDUSTRIAL REIT IV INC.
Up to $2,000,000,000 in Shares of Common Stock

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Black Creek Capital Markets, LLC, as the dealer manager (the “Dealer Manager”) for Black Creek Industrial REIT IV Inc. (the “Company”), a Maryland corporation that intends to qualify to be taxed as a real estate investment trust, invites you (the “Dealer”) to participate in the distribution of Class T shares (the “Class T Shares”), Class W shares (the “Class W Shares”) and Class I shares (the “Class I Shares”) of common stock, $0.01 par value per share (the Class T Shares, the Class W Shares and the Class I Shares collectively, the “Shares”) of the Company subject to the following terms:

I.                                        Dealer Manager Agreement

The Dealer Manager has entered into the Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company and BCI IV Advisors LLC, a Delaware limited liability company (the “Advisor”) dated         , 2018, in the form attached hereto as Exhibit “A.” The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim.  By your acceptance of this agreement (the “Agreement”), you will become one of the Dealers referred to in such Dealer Manager Agreement, as well as a third-party beneficiary of the Dealer Manager Agreement as set forth in Section 14 thereof, and, in particular, will be entitled and subject to the indemnification provisions contained in Section 7 of such Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager, the Advisor and each officer and director thereof, and each person, if any, who controls the Company, the Dealer Manager, or the Advisor within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Except as otherwise specifically stated herein, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement.  The Shares are to be offered solely through broker dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus.  The Dealer shall indicate on Schedule 1 to this Agreement whether the Dealer has elected to use its best efforts to sell Class T Shares, Class W Shares, and/or Class I Shares. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to the Dealer by the Dealer Manager or the Company to supplement the Prospectus.

The Company has filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement, including the Prospectus, for the registration of the offering of the Shares under the Securities Act.  Such Registration Statement has been declared effective by the Commission.  The offering of the Shares has also been qualified in all fifty states of the United States, Puerto Rico and the District of Columbia, or will be so qualified prior to commencement of the offering in any such jurisdiction.  The Dealer Manager will provide the Dealer as many copies of the Prospectus as the Dealer may from time to time reasonably request.

II.                                   Submission of Orders

The Dealer agrees, except as set forth below, to:

(i)                                     instruct those persons who purchase Shares to make their checks payable to or wire transfers for the account of Black Creek Industrial REIT IV Inc.”;

(ii)                                  return any check not conforming to the foregoing instructions directly to such subscriber not later than the end of the next business day following its receipt; provided that checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the procedures in paragraphs (iii) through (v) below;

(iii)                               where, pursuant to Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, transmit checks by the end of the next business day following receipt of the subscription documents and the check by the Dealer to the Company or to such other account or agent as directed by the Company;

(iv)                              where, pursuant to Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), transmit subscription documents and checks to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer.  The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the Company or to such other account or agent as directed by the Company; and

(v)                                 deliver checks and completed subscription documents required to be sent to the Company via overnight courier to Black Creek Industrial REIT IV Inc., c/o DST Systems, Inc., 430 W. 7th Street, Suite 219079, Kansas City, Missouri, 64105.

III.                              Pricing

Shares shall be offered to the public at the offering price per Class T Share, per Class W Share and per Class I share set forth in the Prospectus and the price shall be payable in cash, subject to discounts for Class T Shares described in the “Plan of Distribution” section of the Prospectus. The offering price for each class of Shares generally will be the then-current transaction price, which will generally be the most recently disclosed monthly net asset value (“NAV”) per Share for such class, plus applicable upfront selling commissions and dealer manager fees.  Although the transaction price will generally be based on the most recently disclosed monthly NAV per Share, the NAV per Share of such stock as of the date on which a purchase is settled may be significantly different. The Company may offer Shares at a price that the Company believes reflects the NAV per Share of such stock more appropriately than the most recently disclosed monthly NAV per Share, including by updating a previously disclosed transaction price, in cases where the Company believes there has been a material change (positive or negative) to its NAV per Share relative to the most recently disclosed monthly NAV per Share.  Each class of Shares may have a different NAV per Share because distribution fees differ with respect to each class.  Shares shall be offered pursuant to the DRIP at the transaction price, subject to the terms and pricing information provided in the Prospectus and the DRIP, including the Company’s right to reallocate Share amounts between the Primary Offering and the DRIP Offering.  Any adjustments to the offering price shall be disclosed in the Prospectus.  Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, the initial purchase requirement shall be $2,000 for Class T Shares and Class W Shares or $1,000,000 for Class I Shares, unless waived by the Company.  After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of $500, except for purchases made pursuant to the DRIP.  The Shares are nonassessable.  The Dealer hereby agrees to place any order for the full purchase price.

IV.                               Dealers’ Commissions and Expense Reimbursements

Subject to discounts for Class T Shares and special circumstances described in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission is up to two percent (2.0%) of the public offering price from the sale of Class T Shares by the Dealer and accepted and confirmed by the Company, which commission will be paid to the Dealer Manager and reallowed to the Dealer.  For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction.  The Dealer hereby waives any and all rights to receive payment of any selling commission due until such time as the Dealer Manager is in receipt of the commission from the Company.  The Dealer affirms that the Dealer Manager’s liability for commissions payable to the Dealer is limited solely to the commissions received by the Dealer Manager from the Company associated with the Dealer’s sale of Shares in the Primary Offering.  The Dealer Manager may also reallow all or a portion of the dealer manager fee the Dealer Manager receives from the sale of Class T Shares to the Dealer in the Dealer Manager’s sole discretion.  The Dealer acknowledges and agrees that no selling commissions or dealer manager fees will be paid in respect of the sale of Class W Shares, Class I Shares and any Shares sold pursuant to the DRIP.

In addition, as set forth in the Prospectus, the Dealer Manager may reallow all or a portion of the Distribution Fee (as defined in the Dealer Manager Agreement) to the Dealer in the Dealer Manager’s sole discretion; provided, however, that the Dealer’s right, if any, to receive Distribution Fees with respect to each Class T Share or Class W Share held within a stockholder’s account shall cease and such Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares at the Applicable Conversion Rate (as defined in the Prospectus) on the earliest of:  (i) a listing of any Shares of the Company’s common stock on a national securities exchange, (ii) the Company’s merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of its assets and (iii) the end of the month in which the Company, with the assistance of the Dealer Manager, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all Shares of such class held by such stockholder within such account (including Shares purchased through the DRIP or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all Shares of such class held by such stockholder within such account and purchased in the Primary Offering.

In addition, after termination of the Primary Offering, each Class T Share or Class W Share (i) sold in the Primary Offering, (ii) sold under the DRIP, and (iii) received as a stock dividend with respect to such Shares sold in the Primary Offering or DRIP, shall automatically and without any action on the part of the holder thereof convert into a number of Class I Shares at the Applicable Conversion Rate (as defined in the Prospectus), at the end of the month in which the Company, with the assistance of the Dealer Manager, determines that all underwriting compensation paid or incurred with respect to the Primary Offering from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all Shares sold for the Company’s account through the Primary Offering.

The amount of the Distribution Fee to be reallowed to the Dealer is set forth on Schedule 1 to this Agreement.

Notwithstanding the foregoing, if the Dealer Manager is notified that the Dealer is no longer the broker dealer of record with respect to Class T Shares and/or Class W Shares sold by the Dealer, then the Dealer’s entitlement to the respective Distribution Fees related to such Class T Shares and/or Class W Shares shall cease, and the Dealer shall not receive the respective Distribution Fees for any portion of the month in which the Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class T Shares and/or Class W Shares is made in connection with a change in the registration of record for such Class T Shares and/or Class W Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the respective Distribution Fees related to such Class T Shares and/or Class W Shares for the portion of the month for which the Dealer was the broker dealer of record.  Thereafter, such Distribution Fees may be reallowed by the Dealer Manager to the then-current broker dealer of record of the Class T Shares and/or Class W Shares if any such broker dealer of record has been designated (the “Servicing Broker Dealer”); provided, that, such reallowance shall only be paid to the extent such Servicing Broker Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (the “Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Broker Dealer provides for such reallowance.  In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion.  The Dealer agrees to promptly notify the Dealer Manager upon becoming aware that it should no longer be the broker dealer of record with respect to any or all of the Class T Shares and/or Class W Shares sold by the Dealer.

The Dealer Manager and the Dealer shall be responsible for implementing the discounts for Class T Shares described in the “Plan of Distribution” section of the Prospectus.

As provided in the “Plan of Distribution” section of the Prospectus and in Section 5.e. of the Dealer Manager Agreement, the Dealer Manager, in its sole discretion and subject to FINRA rules concerning underwriting compensation, may pay or reimburse Dealer for certain underwriting costs and expenses related to the distribution of the Offering, such as marketing support fees to attend retail seminars sponsored by Dealer, reimbursements for registered representatives of Dealers to attend educational conferences sponsored by the Company or the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and promotional items, as well as supplemental fees and commissions with respect to the sale of Class I Shares in the Primary Offering, as described in the Prospectus.  The Dealer Manager will pay these expenses out of the portion of the selling commissions, dealer manager fees, or Distribution Fees that it retains, if any, or will pay such amounts and be reimbursed for such payments by the Advisor or the Company, subject to the 10% limit on total underwriting compensation imposed by FINRA Rule 2310, as described in the “Plan of Distribution” section of the Prospectus.

Notwithstanding the foregoing, no selling commissions, dealer manager fees, distribution fees or other amounts will be paid to the Dealer Manager and reallowed to the Dealer under this Agreement unless subscriptions for the purchase of Shares have been accepted by the Company.  The Company and the Advisor will not be liable or responsible to Dealer for direct payment of selling commissions, any reallowance of dealer manager fees or Distribution Fees, any payment of supplemental fees and commissions with respect to Class I Shares or any other underwriting compensation or expense reimbursement to Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of such amounts to Dealer. The Dealer hereby waives any and all rights to receive payment of selling commissions and any other payments due until such time as the Dealer Manager is in receipt of the selling commissions or other payment from the Company or the Advisor, as applicable.  The Dealer affirms that the Dealer Manager’s liability for selling commissions and any other payments payable to the Dealer is limited solely to the selling commissions and other payments received by the Dealer Manager from the Company associated with the Dealer’s sale of Shares.  The parties hereby agree that the foregoing selling commissions and other payments are not in excess of the usual and customary distributors’ or sellers’ commissions received in the sale of securities similar to the Shares and that the Dealer’s interest in the Offering is limited to such selling commissions and other payments from the Dealer Manager and the Dealer’s indemnity referred to in Section 7 of the Dealer Manager Agreement.

V.                                    Payment of Commissions

Payments of selling commissions and any other fees due to the Dealer pursuant to this Agreement will be made by the Dealer Manager to the Dealer.  Selling commissions and such other fees and expense reimbursements due to the Dealer pursuant to this Agreement will be paid to the Dealer within 30 days after their receipt by the Dealer Manager.

The Dealer, in its sole discretion, may authorize Dealer Manager to deposit selling commissions and any other fees or payments due to it pursuant to this Agreement directly to its bank account.  If the Dealer so elects, the Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.

VI.                               Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order.

Orders not accompanied by an executed Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected.  Issuance and delivery of the Shares will be made only after actual receipt of payment therefor.  If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice.  In the event that the Dealer Manager has reallowed any selling commission or dealer manager fee to the Dealer for the sale of one or more Shares and the subscription is rejected, canceled or rescinded for any reason as to one or more of the Shares covered by such subscription, the Dealer shall pay the amount specified to the Dealer Manager within ten (10) days following mailing of notice to the Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. Further, if the Dealer has retained selling commissions in connection with an order that is subsequently rejected, canceled or rescinded for any reason, the Dealer agrees to return to the subscriber any selling commission theretofore retained by the Dealer with respect to such order within three (3) days following mailing of notice to the Dealer by the Dealer Manager stating the amount owed as a result of rescinded or rejected subscriptions. If the Dealer fails to pay any such amounts, the Dealer Manager shall have the right to offset such amounts owed against future compensation due and otherwise payable to the Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

VII.                          Prospectus and Supplemental Information; Compliance with Laws

Dealer is not authorized or permitted to give and will not give any information or make any representation concerning the Shares except as set forth in the Prospectus and any additional sales literature or other printed information which has been approved in advance in writing by the Dealer Manager (“Supplemental Information”).  The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor.  The Dealer agrees that it will not send or give any supplement to the Prospectus or any Supplemental Information to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Supplemental Information.  The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public.  Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates.  The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager in writing.  The Dealer agrees that it will itself mail or otherwise deliver all final

Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state and federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the Commission and FINRA, the Bank Secrecy Act, as amended, the USA PATRIOT Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (d) this Agreement and the Prospectus as amended and supplemented.  Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.                     License and FINRA Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker dealer, duly authorized to sell Shares under federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA.  This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA.  The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA.  In addition, each of the Dealer Manager and the Dealer hereby agrees to abide by the Conduct Rules of FINRA, including FINRA Rules 2040, 2090, 2111, 2121, 2310, 5110 and 5141.

IX.                               Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer shall determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares solicited by the Dealer.  The Dealer acknowledges and agrees that the Dealer Manager does not have any customers and that with respect to each purchaser of Shares solicited by the Dealer, it shall be the sole obligation of the Dealer, and not the Dealer Manager, to comply with the suitability and other requirements imposed by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the NASAA REIT Guidelines.  Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. To the extent the Dealer is eligible to sell Class W Shares and/or Class I Shares, the Dealer shall sell Class W Shares and/or Class I Shares only to those persons who are eligible to purchase such Shares as described in the Prospectus. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s customer.  The Dealer agrees to comply with the recordkeeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA and (c) the NASAA REIT Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares.  The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the Commission and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

X.                                    Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares.  In making this determination, the Dealer shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors; and appraisals and other pertinent reports.  If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that the Dealer and Dealer’s home office diligence personnel and other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer (collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, the Advisor, or their respective affiliates.  For purposes hereof, “Confidential Information” shall mean and include:  (a) trade secrets concerning the business and affairs of Company, the Dealer Manager, the Advisor, or their respective affiliates; (b) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to Company, the Dealer Manager, the Advisor, or their respective affiliates; (c) information concerning the business and affairs of Company, the Dealer Manager, the Advisor, or their respective affiliates including, without limitation, historical financial statements, financial projections and budgets, models, budgets, plans, and market studies, however documented; (d) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (e) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing.  The Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry and in no event in connection with the sale of Shares.  The Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Dealer’s sales staff or financial advisors, or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares.  The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation.  The Dealer acknowledges that Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information.  The Dealer acknowledges that Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, or at general “Forums” sponsored by the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium.  The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the Commission and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith.  Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the Commission or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI.                               ERISA Considerations

The Dealer acknowledges that the Dealer Manager will not be subject to the general conflict of interest rules or considered a “fiduciary” as defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the regulations and accompanying pronouncements issued on April 8, 2016 by the United States Department of Labor (the “DOL Fiduciary Rule”).  The Dealer further acknowledges that the Dealer Manager is not considered an investment advice fiduciary pursuant to the DOL Fiduciary Rule with respect to advice provided to the Dealer’s “Retirement Customers,” which include a plan, plan fiduciary, plan participant or beneficiary, IRA, or IRA owner subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Dealer Manager, the Company, the Advisor, the Company’s sponsor and their affiliates and related parties (collectively, the “Black Creek Parties”), may engage in sales and marketing activities with the Dealer pursuant to the Dealer Manager Agreement and this Agreement. These activities may include, without limitation, attending meetings, conferences and forums, as well as making offering materials, sales literature, educational materials and other resources available in connection with sales and marketing activities in connection with the Offering. The Dealer acknowledges that (a) with respect to its Retirement Customers, the Black Creek Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any transaction in the Shares (each, a “Transaction”); (b) certain of the Black Creek Parties have financial interests associated with the purchase of the Shares, including the fees, expense reimbursements and other payments they anticipate receiving in connection with the purchase of the Shares, as described in the Prospectus; and (c) the Black Creek Parties are not receiving a fee or other compensation directly from the Dealer or any of the Dealer’s Retirement Customers for the provision of investment advice (as opposed to other services) in connection with any Transaction. The Dealer hereby represents, warrants and covenants, with respect to any Transaction completed by its Retirement Customers on and after the date of this Agreement that: (a) it is a broker dealer registered under the Exchange Act; (b) there is no financial interest, ownership interest, or other relationship, agreement, or understanding that would limit the Dealer’s ability to carry out its fiduciary responsibility to any of its Retirement Customers beyond the control, direction, or influence of other persons involved in any such Transaction;   (c) the Dealer is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies; and (d) the Dealer is a fiduciary under ERISA or the Code, or both, with respect to any such Transaction, and is responsible for exercising independent judgment in evaluating any such Transaction.

XII.                          Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through Dealer are “customers” of Dealer and not the Dealer Manager.  The Dealer hereby represents that has complied and will comply with Section 326 of the USA PATRIOT Act of 2001 and the implementing rules and regulations promulgated thereunder (the “PATRIOT Act”) in connection with broker/dealers’ anti-money laundering obligations (the “AML Rules”).  The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification as required by the PATRIOT Act and the implementing rules and regulations promulgated thereunder.  In accordance with these applicable laws and regulations and its AML Program, Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons.  Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the PATRIOT Act as potential signals of money laundering or terrorist financing.  Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law.  The Dealer further understands that, while the Dealer Manager is required to establish and implement an AML Program in accordance with the AML Rules, the Dealer cannot rely on the Dealer Manager’s AML Program for purposes of Dealer’s compliance with the AML Rules.  The Dealer agrees to notify the Dealer Manager immediately if the Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XIII.                     Privacy

Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, Dealer may share with the Company and the Company may share with Dealer nonpublic personal information (as defined under the GLBA) of customers of Dealer.  This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information.  Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Dealer served as the broker dealer of record for such customer’s account.  Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law.  Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XIII.  Except as expressly permitted under the FCRA, Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights.  In the event Dealer, the Dealer Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XIII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights.  The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XIII, shall be prohibited.

Dealer shall implement reasonable measures designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements.  Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XIII.

XIV.                      Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares.  The Dealer also acknowledges that the Company’s share redemption program (the “Program”) provides only a limited opportunity for investors to have their Shares redeemed by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Program at any time in accordance with the terms of the Program.  The Dealer further acknowledges that the Company is obligated to immediately terminate the Program if the Shares are listed on a national securities exchange or if a secondary market in the Shares is otherwise established.  The Dealer hereby agrees that so long as the Company is offering Shares under a registration statement filed with the Commission (including any follow-on offering of the Shares) and the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XV.                           Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current rules of the American Arbitration Association (“AAA”).  Any matter to be settled by arbitration shall be submitted to the AAA in Denver, Colorado and the parties agree to abide by all awards rendered in such proceedings.  The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator.  Any arbitrator selected by the parties or the AAA shall be a qualified Person who has experience with complex real estate disputes.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  All awards may be filed with the clerk of one or more courts, state or federal having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.  Notwithstanding the foregoing, any arbitration shall be conducted in accordance with applicable FINRA rules to the extent required with respect to any dispute, controversy or claim arising between the Dealer Manager and the Dealer.

XVI.                      Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager.  Any party may terminate this Agreement by written notice.  Such termination shall be effective 48 hours after the mailing of such notice.  This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after the Dealer has received such notice.

The respective agreements and obligations of the Dealer Manager and Dealer set forth in Sections IV, VI, VII, X and XIII through XVIII of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVII.                 Notice

All notices, approvals, requests, authorizations, directions or other communications under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or within three days when deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested as follows:

If to the Dealer Manager:	Black Creek Capital Markets, LLC
518 17th Street, 12th Floor
Denver, Colorado 80202
Attn: Steven Stroker

If to the Dealer:	When mailed to the address specified
by the Dealer herein.

XVIII.            Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees.  This Agreement shall be construed under the laws of the State of Colorado and shall take effect when signed by the Dealer and countersigned by the Dealer Manager.  Venue for any action (including arbitration) brought hereunder shall lie exclusively in Denver, Colorado.

THE DEALER MANAGER:

BLACK CREEK CAPITAL MARKETS, LLC

Steven Stroker
Chief Executive Officer

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth.  We hereby represent that the attached list of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.                                      Identity of Selected Dealer

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker dealer all States: Yes ☐ No ☐

If no, list all States licensed as broker dealer:

Tax ID #:

2.                                      Person To Receive Notices Delivered Pursuant To Section XVII:

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:	Signature

Name:

Title:

Date:

SCHEDULE 1
TO
SELECTED DEALER AGREEMENT WITH
BLACK CREEK CAPITAL MARKETS, LLC

NAME OF ISSUER:  BLACK CREEK INDUSTRIAL REIT IV INC.

NAME OF DEALER:

SCHEDULE 1 TO AGREEMENT DATED:

Check each applicable box below:

☐	Check this box if the Dealer is electing to sell Class T Shares.

☐	Check this box if the Dealer is electing to sell Class W Shares.

☐	Check this box if the Dealer is electing to sell Class I Shares.

Distribution Fee Reallowance (applicable ONLY if the Dealer sells Class T and/or Class W Shares)

The following reflects the Distribution Fee reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares and/or Class W Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan.  Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and Dealer Manager of which this Schedule is a part.

Class T Shares

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer 100% of the Distribution Fees received by the Dealer Manager with respect to Class T Shares sold by the Dealer in the primary offering until such time as the Dealer has received aggregate Distribution Fees with respect to such Class T Shares equal to     % of the aggregate purchase price of all shares at the time of purchase of such Class T Shares. The Dealer Manager will pay the Distribution Fees to the Dealer monthly in arrears.  Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the Distribution Fees to the Dealer is limited solely to the Distribution Fees received by the Dealer Manager from the Company associated with the Dealer’s sale of Class T Shares and/or Class W Shares.

Class W Shares

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer the Distribution Fees received by the Dealer Manager with respect to Class W Shares sold by the Dealer in the primary offering until such time as the Dealer has received aggregate Distribution Fees with respect to such Class W

Shares equal to      basis points of the aggregate purchase price of all Shares at the time of purchase of such Class W Shares. The Dealer Manager will pay the Distribution Fees to the Dealer monthly in arrears.  Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the Distribution Fees to the Dealer is limited solely to the Distribution Fees received by the Dealer Manager from the Company associated with the Dealer’s sale of Class W Shares.

DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date:

SCHEDULE 2
TO
SELECTED DEALER AGREEMENT WITH
BLACK CREEK CAPITAL MARKETS, LLC

NAME OF ISSUER:  BLACK CREEK INDUSTRIAL REIT IV INC.

NAME OF DEALER:

SCHEDULE 2 TO AGREEMENT DATED:

Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, dealer manager fee reallowances, distribution fees and any other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below.  This authority will remain in force until Dealer notifies the Dealer Manager in writing to cancel it.  In the event that the Dealer Manager deposits funds erroneously into Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date: